UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2023

TELESIS BIO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40497	45-1216839
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

10431 Wateridge Circle, Suite 150 San Diego, California 92121
(Address of principal executive offices)

(858) 228-4115

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	TBIO	The NASDAQ Stock Market LLC (The NASDAQ Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement

On June 30, 2023, Telesis Bio Inc. (the Company) entered into (i) Amendment No. 2 to Credit, Security and Guaranty Agreement (Term Loan) (the Term Loan Second Amendment), which amends that certain Credit, Security and Guaranty Agreement (Term Loan), dated as of August 9, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the Term Loan Agreement), among the Company, EtonBio, Inc., a California corporation and the Company’s wholly-owned subsidiary (EtonBio and together with the Company, the Borrowers), certain subsidiaries of the Company that may become party thereto from time to time as borrowers or guarantors, the lenders party thereto from time to time (collectively, the Term Loan Lenders) and MidCap Financial Trust, as administrative agent (the Term Agent), and (ii) Amendment No. 2 to Credit, Security and Guaranty Agreement (Revolving Loan) (the Revolving Loan Second Amendment, and together with the Term Loan Second Amendment, the Second Amendments), which amends that certain Credit, Security and Guaranty Agreement (Revolving Loan), dated as of August 9, 2022 (as amended, restated, supplement or otherwise modified from time to time, the Revolving Loan Agreement, and together with the Term Loan Agreement, the Loan Agreements) among the Company, EtonBio, certain subsidiaries of the Company that may become party thereto from time to time as borrowers or guarantors, the lenders party thereto from time to time (collectively, the Revolving Loan Lenders, and together with the Term Loan Lenders, the Lenders) and MidCap Funding IV Trust, as administrative agent (the Revolving Agent).

The Term Loan Second Amendment, among other changes, (i) amends certain funding conditions with respect to the remaining term loans available for borrowing under the Term Loan Agreement, (ii) increases the interest rate margin applicable to the term loans, (iii) increases the minimum interest rate and prepayment fees applicable to the term loans, and (iv) amends the minimum net revenue covenant under the Term Loan Agreement for certain reporting periods. As amended, term loans under the Term Loan Agreement bear interest at a floating rate based on an adjusted term SOFR (subject to a floor of 3.50%) for a one-month interest period, plus a margin of 6.75%. As amended, prepayments are subject to prepayment premiums of 3.00%, 2.00%, and 1.00% of the amount prepaid for prepayments made during years one, two, and three, respectively, after the date of the Term Loan Second Amendment.

The Revolving Loan Second Amendment, among other changes, (i) increases the minimum interest rate, (ii) increases the early termination fee applicable to the revolving loan facility, and (iii) amends the minimum net revenue covenant under the Revolving Loan Agreement for certain reporting periods. As amended, the loans under the Revolving Loan Agreement bear interest at a floating rate based on an adjusted term SOFR (subject to a floor of 3.50%) for a one-month interest period, plus a margin of 3.00%. As amended, an early termination or reduction of the revolving loan commitments is subject to a fee of 3.00%, 2.00%, and 1.00% of the revolving commitments so terminated or reduced.

Additional details of the Loan Agreements were previously disclosed in the Company’s Quarterly Report on Form 10-Q filed on May 12, 2023. The foregoing description of the Second Amendments does not purport to be complete and is qualified in its entirety by the terms and conditions of the Second Amendments, copies of which the Company will file with the Securities and Exchange Commission as exhibits to a forthcoming periodic financial report and are hereby incorporated herein by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information related to the Second Amendments set forth in Item 1.01 above is incorporated herein by reference.

ITEM 5.07 Submission of Matters to a Vote of Security Holders.

On July 6, 2023, the Company held its 2023 Annual Meeting of Stockholders. Of the 29,716,199 shares of common stock outstanding as of May 12, 2023, the record date, 24,271,996 shares of common stock were represented at the meeting in person or by proxy, constituting approximately 81.68% of the outstanding shares of common stock entitled to vote and constituting a quorum for the transaction of business.

The stockholders of the Company voted on the following items at the meeting:

1.	To elect two Class II directors to serve until the 2026 Annual Meeting of stockholders or until their respective successors are duly elected and qualified; and

2.	To ratify the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Proposal One – Election of Directors

The table below presents the voting results of the election of the two Class II directors to the Company’s Board of Directors by the Company’s stockholders:

Nominee	Votes For	Votes Withheld	Percent of Voted	Broker Non-Votes
Andrea L. Jackson	18,602,921	506,147	76.64%	5,162,928
Franklin R. Witney	18,558,271	550,797	76.45%	5,162,928

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm

The Company’s stockholders ratified the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 by the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
24,046,471	155,319	70,206	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELESIS BIO INC.
Date: July 7, 2023

By:	/s/ Todd R. Nelson
Todd R. Nelson
Chief Executive Officer